EXHIBIT 21.1

Subsidiaries of the Registrant1

Name of Company	Jurisdiction of Organization
1540875 B.C. Ltd.	British Columbia, Canada
BST Sub ULC	British Columbia, Canada
Streamex Exchange Corporation	British Columbia, Canada
Streamex Capital LLC	Delaware
Streamex Partners LLC	British Columbia, Canada
GLDY ServiceCo LLC	Delaware
Streamex Gold SPV LLC	Delaware
Streamex Tokenization Holdco SPV LLC	Delaware
ViralClear Pharmaceuticals, Inc.	Delaware
BioSig AI Sciences Inc.	Delaware

1This information is as of March 27, 2026.